Exhibit 99.2

PRESS RELEASE	Corporate Headquarters
400 South Hope Street
25th Floor
Los Angeles, CA 90071
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:

Steve Iaco

Senior Managing Director

Investor Relations & Corporate Communications

212.984.6535

CBRE GROUP, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

Los Angeles, CA—October 27, 2016 —CBRE Group, Inc. (NYSE:CBG) today announced that its Board of Directors has authorized the company to repurchase up to an aggregate of $250 million of its shares of Class A common stock over three years.

The repurchase program is expected to be executed through open market transactions, privately negotiated transactions, or in such other manner as determined by the company, including through plans complying with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.  The timing of the repurchases and the actual amount repurchased will depend on a variety of factors, including the market price of the company’s common stock, general market and economic conditions and other factors.  The stock repurchase program may be extended, suspended or discontinued at any time without notice.

“The strength of our balance sheet, considerable cash flow and resiliency of our business gives us the flexibility to return capital to shareholders while continuing to make long-term, growth-oriented investments,” said Bob Sulentic, CBRE’s president and chief executive officer.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (based on 2015 revenue).  The company has more than 70,000 employees (excluding affiliates), and serves real estate investors and occupiers through more than 400 offices (excluding affiliates) worldwide.  CBRE offers a broad range of integrated services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services.  Please visit our website at www.cbre.com.

Note:  This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our stock repurchase plans.  These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release, and except to the extent required by applicable securities laws, the company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to the company’s business in general, please refer to the company’s Annual Report on Form 10-K for the year ended December 31, 2015, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2016 and June 30, 2016 as well as its press releases and other periodic filings with the Securities and Exchange Commission.